Exhibit 99.1

BOARD OF GOVERNORS OF THE

FEDERAL RESERVE SYSTEM

Washington, D. C. 20551

FORM 10-KSB

☒	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For fiscal year ended December 31, 2004

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For transition period from                  to

Albemarle First Bank

(Name of small business issuer in its charter)

Virginia	54-1882473
(State or other jurisdiction of Incorporation or organization)	I.R.S. Employer Identification No.)

1265 Seminole Trail

P. O. Box 7704

Charlottesville, Virginia 22906

(Address of principal executive offices) (Zip Code)

(434) 973-1664

(Issuer’s telephone number)

Securities registered under Section 12(b) of the Exchange Act:

NONE

Securities registered under Section 12(g) of the Exchange Act:

COMMON STOCK, $4 PAR VALUE

Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirement for the past 90 days. Yes ☒  No ☐

Check if no disclosure of delinquent filers in response to Item 405 of Regulation S-B is contained in this form, and no disclosure will be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.  ☐

The issuer’s revenues for its most recent fiscal year were $6,490,696.

The aggregate market value of the voting and non-voting common equity, consisting solely of common stock, held by non-affiliates of the issuer computed by reference to the closing price of such stock was $19,582,456 as of March 16, 2005.

The number of shares of outstanding common stock of the issuer as of March 16, 2005 is 1,601,182.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Annual Report to Shareholders for the fiscal year ended December 31, 2004 are incorporated by reference into Part II of this report. Portions of the registrant’s Proxy Statement to be delivered in connection with the 2005 Annual Meeting of Shareholders to be held June 15, 2005 are incorporated by reference in Part III of this report.

TRANSITIONAL SMALL BUSINESS DISCLOSURE FORMAT: YES ☐  NO ☒

Albemarle First Bank

10-KSB

PART I

ITEM 1.	DESCRIPTION OF BUSINESS

General

Albemarle First Bank (the Bank) is a Virginia banking corporation, incorporated under the laws of Virginia on January 23, 1998. The Bank began operations as a state-chartered bank on December 28, 1998.

The bank provides a complete range of banking and financial services to the individuals and businesses within Charlottesville and the surrounding area. As a community-oriented and locally-owned institution we offer a variety of deposit products to our customers including checking and savings accounts, money market accounts, and certificates of deposit. These funds are reinvested back into the community by meeting our customer’s needs for commercial and real estate loans, mortgages, and consumer loans. In addition to our loan portfolio, the Bank has $18.5 million dollars invested in government agency bonds and mortgage backed securities as of December 31, 2004. These investments generate interest income for the Bank while offering a source of liquidity for future growth. As an additional source of liquidity the Bank uses a line of credit at the Federal Home Loan Bank to meet short-term funding requirements.

To complement the traditional community banking services provided by the Bank, additional conveniences such as debt and credit cards, on-line banking (at www.albemarlefirstbank.com), direct deposit, ATMs, and 24-hour telephone banking are available to our customers. These services fulfill the business and personnel banking demands of our customers and allow the Bank to contend with larger competitors.

The Bank was initially capitalized through a public offering of common stock at a price of $10.00 per share. This initial public offering resulted in an initial capitalization of $7.2 million. In October and November 2001, the Bank conducted a second public offering of units (with each unit consisting of a share of common stock and a warrant to purchase a share of common stock at $10.50 per share) at a per-unit cost of $8.75. The units offering resulted in additional capital of $4.1 million. On April 4, 2003, the Board elected to discount the exercise price of the common stock warrants to $7.00 from $10.50 in an attempt to raise additional capital through the period May 2, 2003. Due to the interest by investors, the Bank’s Board extended the discount period through June 2, 2003. A total of 336,190 warrants were exercised resulting in a gross increase to capital of $2,353,330. The remaining 242,095 warrants remain available for exercise.

As of December 31, 2004, the Bank had total assets of $120.6 million, deposits of $99.5 million, gross loans outstanding of $92.5 million, and stockholder’s equity of $10.3 million.

Market and Locations

Headquartered in Charlottesville, Virginia, the Bank operates three full service branches serving the City of Charlottesville, Albemarle County, Greene County, and the surrounding areas. The Bank’s main office is located within Albemarle County at 1265 Seminole Trail, Charlottesville, Virginia. Charlottesville is the central city within its Metropolitan Statistical Area (“MSA”) acting as a market center for retail and commercial transactions in Central Virginia. Located in the eastern foothills of the Blue Ridge Mountains approximately 100 miles southwest of Washington D.C., Charlottesville, Virginia was named as the most desirable city to live in America by Frommer’s, an international travel agency. Charlottesville’s MSA has a population of 183,357 in 2004, a 5.36% increase from 2000.

The prosperity and stability of the local economy is greatly influenced by Charlottesville’s largest employer, the University of Virginia. Ranked number one in academics among public universities according to the 2004 US News and World Report, the University staffs over 12,000 employees and has an enrollment of almost 20,000 students.

The Bank’s Greene County location has significant growth potential. The County is expanding and has recently approved development of approximately 1,100 new residential units and 650 units of housing for senior citizens, with future commercial and residential development expected. According to the U.S. Census Bureau, Greene County’s population was approximately 16,779 in 2003 and has grown 10.1% since 2000.

Banking Services

Albemarle First Bank receives deposits including business and personal checking, money markets, savings accounts, and certificates of deposit. The Bank’s lending products include commercial loans, residential development and construction, residential mortgages, and consumer lending.

To enhance our deposit and lending products the Bank also offers many other services including safe deposit boxes, issuance of cashier’s checks, certain cash management services, travelers checks, direct deposits of payroll and social security checks, automated drafts for various accounts, domestic and international wire transfers, and 24-hour telephone banking. The Bank is associated with a shared network of automated teller machines that may be used by our banking customers throughout Virginia and other regions. We provide insurance services through our subsidiary, AFB Insurance, Inc. We also offer credit card services, debit cards and internet banking. Our internet banking service (at www.albemarlefirstbank.com) allows customers to access their account balances, make payments on loans, transfer funds from one account to another and view images of their checks. Customers can also make payments to third party vendors and are able to view images of their written checks. The Bank operates as a state chartered commercial bank and is a member of the Federal Reserve System. Our deposits are insured pursuant to and up to the limits provided in the Federal Deposit Insurance Act.

The Bank believes there are significant opportunities to service all economic strata in our market area, with an emphasis on middle-income consumers and small local businesses. Accordingly, we provide a full range of consumer banking services. We offer consumer loans for financing automobiles, home improvements, and educational needs and residential mortgage loans. Commercial loans are available, both on a secured and unsecured basis, in support of business activities for professionals, and small and medium sized businesses.

Our lending activities are subject to a variety of lending limits imposed by Virginia law. Different limits apply depending on the type of loan or the nature of the borrower (including the borrower’s relationship to the Bank). In general, we are subject to a loan-to-one borrower limit in an amount equal to 15% of our capital and surplus. The Bank may also choose to impose a policy limit on loans to a single borrower that is less than the legal lending limit. Our board believes that our current capitalization provides a lending limit that satisfies the credit needs of a large portion of our targeted market segment. The Bank has established relationships with correspondent banks to participate in loans when individual loan amounts exceed our legal lending limits or internal lending policies.

Competition

The banking and financial services market within Charlottesville and the surrounding areas is highly competitive. Competitors include several large regional and national financial institutions, community banks owned by larger out of market holding companies, locally owned community banks, credit unions, and other financial service companies. The competition to attract loans is intense within Charlottesville and is a factor of offering competitive interest rates and loan fees, combined with superior personal service. Predatory pricing and competition from unregulated organizations have also been a factor when generating new loans. To compete within the local market it is also vital that financial institutions recruit and retain experienced and respected lenders.

The competition to gather retail and commercial deposits is also strong within the Bank’s market. Larger financial institutions have saturated the Charlottesville area with branches. To compete, the Bank must strategically place its branches, provide competitive interest rates, and offer a breadth of deposit products and ancillary services. Despite the size of our competition, Albemarle First Bank believes that customers’ want and need a community banking option, and that local decision-making and customer service are of primary concern. Aside from other banks, financial services companies provide competition in gathering deposits by offering customers alternative investment products to money markets and certificates of deposit.

As a community financial institution the Bank competes with organizations of far greater financial resources. Regulatory limitations regarding the amount the Bank can lend to a single borrower are established based on the Bank’s current capital structure. However, the Bank has developed relationships with other community banks and acts as a conduit to assist customers with large loans. This allows the Bank to attract and service larger customers while building a reciprocal relationship with other community banks.

Employees

At December 31, 2004, the Bank had 51 employees, of which 47 were full-time. None of these employees is represented by a union or covered by a collective bargaining agreement. Management considers employee relations to be good.

Supervision and Regulation

General

The Bank is organized as a Virginia-chartered banking corporation and is regulated and supervised by the Virginia Bureau of Financial Institutions. In addition, we are regulated and supervised by the Board of Governors of the Federal Reserve System, which serves as our primary federal regulator, and as an insured depository institution we are subject to certain regulations promulgated by the FDIC. The Virginia Bureau of Financial Institutions and the Federal Reserve conduct regular examinations of the Bank, reviewing the adequacy of our loan loss reserves, the quality of our loans and investments, the propriety of management practices, compliance with laws and regulations, and other aspects of our operations. In addition to these regular examinations, we must furnish to the Federal Reserve and Federal Deposit Insurance Corporation quarterly reports containing detailed financial statements and schedules.

Federal and Virginia banking laws and regulations govern the Bank’s operations, including reserves, loans, mortgages, capital, issuance of securities, payment of dividends and establishment of branches. The Federal Reserve and the Virginia Bureau of Financial Institutions has authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent the Bank from engaging in unsafe or unsound practices.

As a financial institution with more than 500 shareholders of record, the Bank is subject to registration, periodic reporting, insider reporting, trading restrictions and proxy solicitation regulations promulgated by the Security and Exchange Commission and adopted by Federal Reserve. As a reporting company, the Bank is directly affected by the Sarbanes-Oxley Act of 2002 (the “SOX”), which is aimed at improving corporate governance and reporting procedures. The Bank is already complying with the new rules and regulations implemented pursuant to the SOX and intends to comply with any applicable rules and regulations implemented in the future.

Dividends

The amount of dividends payable by the Bank will depend upon its earnings and capital position, and is limited by federal and state law, regulations and policy. In addition, Virginia law imposes restrictions on the ability of all banks chartered under Virginia law to pay dividends. No dividend may be declared or paid that would impair a bank’s paid-in capital. The Virginia Bureau of Financial Institutions and the Federal Reserve have the general authority to limit dividends paid by the Bank if such payments are deemed to constitute an unsafe and unsound practice.

Under certain supervisory practices, prior approval of the Federal Reserve is required if cash dividends declared in any calendar year exceed the total of the Bank’s net profits for that year, plus its retained net profits for the preceding two years. Also, the Bank may not pay a dividend in an amount greater than its undivided profits after deducting current losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of all loans in arrears with respect to interest by six months or more, unless such loans are fully secured and in the process of collection. Federal law further provides that no insured depository institution may make any capital distribution, including a cash dividend, if after making the distribution the institution would not satisfy one or more of its minimum capital requirements.

Capital Requirements

The Federal Reserve’s current risk-based capital guidelines require the Bank to meet two minimum capital standards: a Tier 1 Risk Based Capital Ratio of 4%, and a Total Risk Based Capital Ratio of 8%. The Tier 1 Risked Based Capital Ratio is defined as Tier 1 capital to total risk weighted assets, with Tier 1 capital consisting of common stock, additional paid-in-capital, and the accumulated deficit, less certain intangible assets.

The risk based capital ratio is an institution’s total capital to total risk-weighted assets. The Bank’s total capital includes all Tier 1 capital and the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, as assigned by the Federal Reserve Board. The weighting is based on the regulators’ assessment of the inherent risk within each type of asset.

In addition, a minimum leverage ratio of Tier I capital to average total assets for the quarter is required by federal bank regulators, ranging from 4% to 8%, subject to the regulator’s evaluation of the Bank’s overall safety and soundness. As of December 31, 2004, the Bank had a ratio of Tier I capital to average total assets for the fourth quarter of 2004 of 7.42%.

When rating a financial institution’s capital adequacy, regulatory agencies review capital ratios, credit concentrations, operational risks, earnings performance, and other factors that may have a future impact on capital. The Virginia Bureau of Financial Institutions has established five capital levels, ranging from “well-capitalized” to “critically under-capitalized.” As of December 31, 2004 the Bank’s capital adequacy rating according to Virginia Bureau of Financial Institutions was a three and described as “Less than Satisfactory”. As of December 31, 2004 the Bank’s total risk-based capital, Tier 1 risk based capital, and Tier 1 leverage ratios were 11.23%, 9.97%, and 7.42%, respectively. While these ratios are comparable with the Bank’s peers and would normally classify the Bank as “Well Capitalized”, regulators noted that our deficient earnings performance and asset quality represented a distinct threat to our capital if not remedied.

Safety and Soundness

The Federal Reserve Board has adopted Interagency Guidelines Prescribing Standards for Safety and Soundness (“Guidelines”) and a final rule to implement safety and soundness standards required under federal law. The Guidelines establish the safety and soundness standards that numerous federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The standards address risks related to such items as internal controls, information technology, loan documentation and credit review, interest rate risk, and compensation and benefits. If the Federal Reserve Board determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit an acceptable plan to achieve compliance with the standard.

Deposit Insurance

Customer deposits in the Bank are insured through the Bank Insurance Fund (BIF), which is administered and managed by the FDIC. Deposits are generally insured up to a maximum amount of $100,000 per depositor subject to aggregation rules. The Bank is subject to deposit insurance assessment by the FDIC pursuant to the regulations establishing a risk-related deposit insurance assessment system. FDIC semi-annual assessments are based upon the institution’s capital rating according to the supervising regulators. Changes in a bank’s capital adequacy rating and risk profile have a direct effect on the actual assessments paid to the BIF.

Gramm-Leach-Bliley Act

The Gramm-Leach-Bliley Act implemented major changes to the statutory framework for providing banking and other financial services in the United States. The Gramm-Leach-Bliley Act, among other things, eliminated many of the restrictions on affiliations among banks and securities firms, insurance firms, and other financial service providers. A bank holding company that qualifies as a financial holding company will be permitted to engage in activities that are financial in nature or incident or complimentary to a financial activity. The activities that the Gramm-Leach-Bliley Act expressly lists as financial in nature include insurance activities, providing financial and instant advisory services, underwriting services and limited merchant banking activities.

To become eligible for these expanded activities, a bank holding company must qualify as a financial holding company. To qualify as a financial holding company, each insured depository institution controlled by the bank holding company must be well-capitalized, well-managed, and have at least a satisfactory rating under the Community Reinvestment Act. In addition, the bank holding company must file a declaration with the Federal Reserve of its intention to become a financial holding company. We presently have no plans to become a financial holding company.

Community Reinvestment Act

Banks are subject to the provisions of the Community Reinvestment Act of 1977 (the “CRA”) that requires the appropriate federal bank regulatory agency, the FDIC in our case, to assess our record in meeting the credit needs of the communities we serve. The FDIC’s assessment of our record is publicly available. The CRA assessment is required by any bank that has applied to, among other things, establish a new branch office that will accept deposits, relocate an existing office, or merge, consolidate with or acquire the assets or assume the liabilities of a federally regulated financial institution. We received a “Satisfactory” rating in our last CRA examination.

Effect of Governmental Monetary Policies

The operations of the Bank are significantly affected by general economic conditions, as well as the policies of various regulatory authorities. In particular, the Federal Reserve’s use of monetary policies to influence credit conditions and interest rates affects the demand and pricing of loans and interest bearing deposits. These policies have a significant influence on overall growth and distribution of Bank loans, investments and deposits. Federal Reserve monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future.

ITEM 2.	DESCRIPTION OF PROPERTY

The Bank’s principal office is located at 1265 Seminole Trail, Charlottesville, Virginia. The building, which we own and have substantially renovated, is a one-story brick structure with a basement, consisting of approximately 4,500 square feet. It has six teller stations, two drive-through windows, a drive-up ATM and night depository.

The Bank’s downtown Charlottesville branch, which opened in the fourth quarter of 2002, is located in approximately 871 square feet of leased space at 100 Fifth Street, S.E., Charlottesville, Virginia. The newly renovated branch has three teller stations, offices for the branch manager and customer service representative, and a full service ATM. The operating lease has a term of five years with an option to renew for an additional five years.

The Bank’s Ruckersville branch is located at 8260 Seminole Trail, Ruckersville, VA and has approximately 3,800 square feet of space. We purchased the building in the fourth quarter of 2001 for $1.3 million. The building has five teller stations, one drive-up ATM and two drive-through windows. Renovations totaling $80,000 were made to the branch prior to it’s opening in April 2002.

In October 2003 the Bank acquired through the conversion of property held in other real estate, a new operations center in Keswick, Virginia that houses the Bank’s operations, information technology, item processing, and printing functions. The building has total square footage of 16,112, of which the Bank occupies approximately 4,000 square feet. Effective December 2004 a 2,000 square foot portion of the building is being leased to a retail store. The Bank anticipates that in the near future the additional space will either be leased or the entire building will be sold and the Bank will lease back the required space.

In November 2004 the Bank closed its limited service facility GE Fanuc branch located at 2500 Austin Drive, Charlottesville, Virginia. The location did not generate sufficient loan or deposit activity to warrant further operations. The Bank leased approximately 400 square feet at a cost of $1 per annum and had the option to cancel the lease with 30 days notice.

ITEM 3.	LEGAL PROCEEDINGS

There are no material pending legal proceedings to which the Bank is a party or to which the property of the Bank is subject.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were presented to a vote of shareholders during the fourth quarter of 2004.

PART II

ITEM 5.	MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Bank’s common stock, par value $4.00 per share, and warrants are traded on the Nasdaq SmallCap Stock Market (NasdaqSC) under the symbols “AFBK” and “AFBKW,” respectively. Prior to December 3, 2002, the Bank’s common stock traded on the OTC Bulletin Board (OTCBB) under the symbol “AFBK” and the Bank’s warrants traded as part of units under the symbol “AFBKU.” On November 30, 2002 the warrants separated from the stock and were no longer traded as a unit. Beginning on December 3, 2002, the shares of common stock and warrants formerly comprising the units began trading separately on the NasdaqSC Market.

As of December 31, 2004, there were 1,601,182 shares outstanding of the Bank’s common stock and 242,095 warrants outstanding. The following table sets forth the high and low sales prices, as reported by Nasdaq, for the Bank’s common stock for each full quarterly period within the two most recent fiscal years:

		High	Low
2003	First Quarter	$10.09	$6.69
	Second Quarter	8.79	7.50
	Third Quarter	9.05	8.25
	Fourth Quarter	10.53	8.55
2004	First Quarter	$10.88	$9.50
	Second Quarter	10.39	9.37
	Third Quarter	10.14	8.50
	Fourth Quarter	11.45	9.00

As of March 21, 2005, approximately 1,459 and 23 holders of record held the Bank outstanding shares of common stock and warrants, respectively. The Registrar and Transfer Company is the Bank’s stock transfer agent and registrar.

Dividend Policy

The Bank has not declared or distributed any cash dividends to its shareholders, and it is not likely that any cash dividends will be declared for several years. The board of directors intends for the foreseeable future to follow a policy of retaining any earnings to provide funds to operate and expand the Bank’s business. Future dividend policy is subject to the discretion of the board of directors and will depend upon a number of factors, including the Bank’s future earnings, financial condition, cash requirements, and general business conditions.

The Bank is also subject to legal limitations on the amount of dividends it is permitted to pay. The information on “Government Regulation and Supervision—Dividends” on page 5 of this Form 10-KSB is hereby incorporated by reference. Furthermore, under federal banking law, the Bank cannot declare or pay a cash dividend on its capital stock if it is insolvent or if the payment of the dividend would render the Bank insolvent or unable to pay its obligations as they become due in the ordinary course of business.

ITEM 6.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion is qualified in its entirety by the financial statements and accompanying notes appearing elsewhere in this report. In addition to the historical information contained herein, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which are based on certain assumptions, and describe future plans, strategies, and expectations of the Bank, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “may,” “will,” or similar expressions. Although we believe our plans, intentions, and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions, and expectations will be achieved. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and actual results, performance or achievements could differ materially from those contemplated. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein and undue reliance should not be placed on such statements, which reflect our position as of the date of this report.

Overview

Albemarle First Bank (the Bank) is headquartered in Charlottesville, Virginia and services customers within the surrounding area. The Bank operates three full service branches located in the City of Charlottesville, Albemarle County, and Greene County.

During 2004 the Bank focused on growth and returning to profitabilty. The Bank reported net income of $101 thousand for the year ended December 31, 2004 and grew total assets 13.34% to $120.6 million. This compares favorably to the loss of $1.9 million reported in 2003 and the December 31, 2003 total assets of $106.4 million. In 2003 the Bank’s pre-tax losses were $2.8 million, primarly due to a loss of $1.8 million resulting from a complex kiting scheme, and an additional $402 thousand in related charged off loans.

In 2004 the Bank increased net interest income $276 thousand to $4.1 million compared to $3.8 million in 2003. The Bank’s loan loss provision in 2004 was $357 thousand, an improvement over the $1.0 million reported in 2003. In 2004 noninterest income increased 8.3% to $691 thousand and includes a $192 thousand gain from the sale of a parcel of land that was adjacent to the Bank’s Main Branch. Noninterest income for 2003 was $638 thousand which included $224 thousand in gains from the sale of investment securities. Noninterest expense for 2004 was $4.3 million, a reduction of $2.0 million when compared to the $6.3 million expensed in 2003.

Albemarle First Bank concentrated on loan growth during 2004, increasing net loans to $91.3 million by year-end. This is a $23.9 million, or 35.37% increase from the $67.4 million balance as of December 31, 2003. The Bank’s deposits grew $8.0 million and totaled $99.5 million as of December 31, 2004. The Bank was able to increase demand deposits $5.4 million, or 13.40% from the prior year, to $45.4 million at the end of 2004. Certificates of deposit increased $5.1 million and totaled $44.6 million at December 31, 2004. To fund the considerable loan growth in 2004, the Bank increased its borrowings from the Federal Home Loan Bank to $7.0 million at December 31, 2004, up $5.0 million from the $2.0 million at the end of the prior year.

The asset quality of the Bank has continued to improve during 2004 with the Bank’s ‘Watch List” of potentially impaired loans decreasing to $5.2 million at December 31, 2004, down from $7.0 million at the end of 2003. During the past year, the Bank’s nonperforming assets have decreased $679 thousand to $1.8 million at the 2004. As of December 31, 2004, the Bank held no other real estate owned, which compares positively to the $652 thousand held at December 31, 2003.

Critical Accounting Policies and Estimates

The Bank’s significant accounting policies are disclosed in Note 1 of the audited financial statements. The selection and application of these accounting principles and methods requires management to make estimates and assumptions that affect the reporting amounts of assets, liabilities, revenues and expenses, as well as certain financial statement disclosures. Our most critical accounting estimates relate to our valuation of the allowance for loan losses, the valuation of other real estate owned, and the valuation of income tax provisions and deferred tax assets. While management believes that the estimates and assumptions used in preparing the financial statements are appropriate, these estimates and assumptions are subject to a number of factors and uncertainties regarding their ultimate outcome, and therefore, actual results could differ from these estimates.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collection of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Other Real Estate Owned

Other Real Estate Owned is recorded at the lower of the outstanding loan balance at the time of foreclosure or the estimated fair value less estimated costs to sell. At foreclosure any excess of the loan balance over the fair value of the property is charged to the allowance for loan losses. Such carrying value is periodically reevaluated and written down if there is an indicated decline in fair value, such as an independent appraisal. Foreclosed properties are not generally carried on the books for more than two or three fiscal quarters, so the incidence of this happening is generally rare. Costs to bring a property to salable condition are capitalized up to the fair value of the property while costs to maintain a property in salable condition are expensed as incurred.

Deferred Income Taxes

The valuation of the Bank’s deferred income taxes involves estimating actual current tax expenses together with assessing temporary differences resulting from differing treatment of revenue and expense items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our balance sheet. Prior to valuation allowances, we had approximately $1.8 million of deferred tax assets at both December 31, 2004 and December 31, 2003. The majority of our deferred tax assets relate to prior years’ tax losses, and our ability to use those tax assets is determined by our ability to generate future taxable income. As of December 31, 2003 and 2004, we determined that the future realization of our deferred tax assets was more likely than not. In the event that we subsequently determine that we cannot, or more likely will not, realize the benefit of all or part of our deferred tax asset, an adjustment to establish a deferred tax asset valuation allowance would be charged to income in the period in which such determination is made.

Table 1. Net Interest Income and Average Balances (thousands)

	2004			2003
	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost
Interest earning assets:
Loans	$83,664	$5,049	6.03%	$70,572	$4,587	6.50%
Federal funds sold	979	11	1.12%	3,349	34	1.02%
Investment securities	21,498	714	3.32%	17,019	741	4.35%
Interest bearing deposits at other banks	313	7	2.24%	207	2	0.97%

Total interest-earning assets	106,454	5,781		91,147	5,364

Yield on average interest-earning assets			5.43%			5.88%

Noninterest-earning assets:
Cash and due from banks	2,418			2,900
Premises and equipment	5,054			4,080
Interest receivable and other	3,433			3,072
Less: Allowance for loan loss	(1,192)			(1,095)

Total noninterest-earning assets	9,713			8,957
Total assets	$116,167			$100,104

Interest-bearing liabilities:
Demand deposits	$29,552	192	0.65%	$24,743	180	0.73%
Savings deposits	10,803	66	0.61%	13,302	99	0.74%
Time deposits	41,429	1,265	3.05%	36,905	1,221	3.31%
Other borrowings	10,037	149	1.48%	2,706	31	1.15%

Total interest-bearing liabilities	91,821	1,672		77,656	1,531

Cost on average interest-bearing liabilities			1.82%			1.97%

Noninterest-bearing liabilities:
Demand deposits	13,880			11,948
Interest payable and other	273			295

Total noninterest-bearing liabilities	14,153			12,243

Total liabilities	105,974			89,899
Stockholders’ equity	10,193			10,205

Total liabilities and stockholders’ equity	$116,167	$4,109		$100,104	$3,833

Net yield on average interest-earning assets			3.86%			4.21%

Net Interest Income

Net interest income, the principal source of Bank earnings, is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits used to fund earning assets). Table 1 summarizes the major components of net interest income for the past two years and also provides yields/costs and average balances.

Net interest income increased to $4.1 million in 2004, or 7.19% compared to $3.8 million in 2003. The Bank’s improvement in net interest income was largely due to the 18.55% increase in average loans outstanding. The Bank’s strategy for improving profitability is to grow loans and net interest income while keeping the noninterest cost structure of the Bank relatively constant. A large number of real estate based loans refinanced at lower interest rates during the the latter half of 2003 and first half of 2004 resulting in a 47 basis point decrease in the yield on loans. The effects of changes in volumes and rates on net interest income in 2004 compared to 2003 are shown in Table 2.

Interest income from the Bank’s investment portfolio totaled $714 thousand in 2004 with average investment securities of $21.5 million. This is a reduction of $27 thousand in income from the $741 thousand reported in 2003 when average investment securities were $17.0 million. The negative $27 thousand variance is the result of a lower rate of return on the existing investment portfolio. In 2003 the Bank sold its investment portfolio in order to raise capital by realizing $224 thousand in gains. While necessary, the securities purchased to replace the securities sold in 2003 reduced the rate of return on the investment portfolio by 103 basis points to 3.32%.

Interest expense for 2004 was $1.7 million, an increase of $141 thousand or 9.23%, from the $1.5 million reported in 2003. The increase was a result of the $6.8 million or 9.12% increase in average interest-bearing deposits, and the $7.3 million increase in average other borrowings. Despite the rising interest rate environment of during the second half of 2004, the Bank’s cost of deposits decreased 15 basis points. Management minimized increases in the cost of demand deposits and savings accounts while still remaining competitive within the market. During the second half of the year the Bank remained near the top of the local market in rates on certificates of deposit. This was an effort by management to fix our cost on a portion of our funding as interest rates increased and to only increase the costs of funds on the incremental growth within the deposit portfolio.

The costs of other borrowed funds was $149 thousand in 2004, an increase of $117 thousand from the prior year. This was a result of higher average balances in both the customer repurchase agreement accounts and the Bank’s borrowings from the Federal Home Loan Bank, and the rising interest rate environment. The borrowings from the Federal Home Loan Bank had a maturity of less than one year and were used to fund the Bank’s 2004 loan growth.

Table 2. Rate/Volume Variance Analysis

(thousands)

	2004 Compared to 2003
	Interest Income / Expense Variance	Variance Attributed To
		Rate	Volume
Interest-earning assets:
Loans	$462	$(290)	$752
Federal funds sold	(23)	8	(31)
Investment securities	(27)	5	(32)
Interest-bearing deposits at other banks	5	5	—

Total	417	(272)	689

Interest-bearing liabilities:
Demand deposits	12	15	(3)
Savings deposits	(33)	(28)	(5)
Time deposits	44	50	(6)
Other borrowings	118	(69)	187

Total	141	(32)	173

Change in net interest income	$276	$(240)	$516

Provision for Loan Losses

The allowance for loan losses is established to provide for potential losses in the Bank’s loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for loan losses required to maintain an allowance adequate to provide for any potential losses. The factors considered in making this decision include the collectibility of past due loans, volume of new loans, composition of the loan portfolio, and general economic outlook.

In 2004, the Bank incurred a loan loss provision of $357 thousand, compared to $1.0 million in 2003. The provision for 2003 was largely related to a $402 thousand loan charge off connected to the kiting scheme. The Bank continues to improve the quality of the loan portfolio by reducing classified loans and improving underwriting procedures. The Bank’s allowance for loan losses as a percentage of total loans at the end of 2004 was 1.30%, compared to 1.40% in 2003. Additional information is contained in Tables 11 and 12, and is discussed in “Nonperforming and Problem Assets”.

Other Income

Noninterest income consists of revenues generated from a broad range of financial services and activities. Noninterest income totaled $710 thousand in 2004, an increase of 11.29% from the $638 recorded in 2003. The largest portion of noninterest income is a result of service charges on deposit accounts including charges for insufficient funds items and fees charged for nondeposit services. The Bank showed an increase of $37 thousand, or 12.38% in these service charges as management focused on competitive pricing and collection of services rendered.

In 2003, the Bank disposed of investment securities with a total market value of $23.8 million and recorded a net gain of $224 thousand. In 2004, the Bank sold investment securities with a fair market value of $3.9 million and incurred a net $1 thousand loss. These securities were sold to minimize interest rate risk within the investment portfolio and fund loan growth. 2004 noninterest income was positively impacted by the $192 thousand gain recognized on the sale of a parcel of land located adjacent to the Bank’s Main Branch on Seminole Trail in Charlottesville, Virginia. This land was purchased at the inception of the Bank and was a nonearning asset.

During the current year significant contributions to other noninterest income were made from the Bank’s mortgage banking business line, debit and credit card fees, and involvement in Virginia Bankers Association’s Bankers Title program. The primary sources of noninterest income for the past two years are summarized below in Table 3.

Table 3. Sources of Noninterest Income (thousands)

	2004	2003
Service charges	335	$298
Gains on sales of securities	(1)	224
Gains on sales of fixed assets	192	4
Other	184	112

Total noninterest income	$710	$638

Noninterest Expense

Noninterest expense for the year ended December 31, 2004 was $4.3 million, representing a decrease of $2.0 million or 31.83% from the $6.3 million for the year 2003 (see Table 4). In 2003, the Bank was the victim of a complex kiting scheme that resulted in a direct pre-tax loss of $1.8 million and additional personnel and legal expenses. In 2004, the Bank’s personnel expense remained at $2.5 million. Personnel resources were re-allocated towards loan and deposit growth, as well as improving the Bank’s internal controls and procedures in preparation for required compliance with Section 404 of the Sarbanes- Oxley Act. The Bank increased advertising expense to $127 thousand in 2004, up from $69 thousand in 2003 to increase market visibility. Consulting expenses of $84 thousand in 2004 was comparable to 2003 but was higher than anticipated by management due to the initial implementation of a Section 404 compliance program. The Bank’s legal fees were $87 thousand in 2004, a $89 decrease from 2003. In 2003 legal fees of $176 thousand were unusually high due to the litigation and settlement of the loss on the kite. A detailed schedule of noninterest expenses for the past two years is shown in Table 4.

Table 4. Sources on Noninterest Expense (thousands)

	2004	2003
Salaries & wages	$1,995	$1,987
Employee benefits	483	466

Total personnel expense	2,478	2,453
Occupancy expense	243	225
Equipment expense	300	377
Advertising	127	69
Data processing fees	214	214
Directors’ fees	45	18
Franchise tax	49	70
Legal fees	87	176
Accounting fees	53	71
Consultant fees	84	86
Check kiting loss	—	1,840
Foreclosed assets, net	34	20
Other operating expense	595	701

Total noninterest expense	$4,309	$6,320

Earning Assets

Average earning assets increased $15.3 million, to $106.4 million in 2004 from $91.1 million in 2003. Total average earning assets represented 91.6% of total average assets in 2004 which is comparable to 91.05% in 2003. The growth in average earning assets from 2003 to 2004 occurred within the loan and investment securities portfolios. The Bank experienced significant growth in the loan portfolio during the current year with the average balance increasing $13.1 million to $83.7 million. The Bank has focused on loan growth due to increase the yield on assets and to improve the Bank’s market share. Average investment securities increased 26.32% to $21.5 million during 2004 from $17.0 million in 2003. In 2003 the Bank sold and reinvested the entire investment portfolio and ended the year with total investment securities of $26.7 million. The Bank sold $3.9 million in investment securities during 2004 to reduce the interest rate risk and provide liquidity. A summary of average assets for the past two years is shown in Table 5.

Table 5. Average Asset Mix

(thousands)

	2004		2003
	Average Balance	% of Total Avg. Assets	Average Balance	% of Total Avg. Assets
Earning assets:
Loans, gross	$83,664	72.02%	$70,572	70.50%
Federal funds sold	979	0.84%	3,349	3.35%
Investment securities	21,498	18.51%	17,019	17.00%
Interest bearing deposits at other banks	313	0.27%	207	0.21%

Total earning assets	106,454	91.64%	91,147	91.06%

Nonearning assets:
Cash and due from banks	2,418	2.08%	2,900	2.90%
Premises and equipment	5,054	4.35%	4,080	4.07%
Other assets	3,433	2.96%	3,072	3.06%
Less: Allowance for loan loss	(1,192)	-1.03%	(1,095)	-1.09%

Total nonearning assets	9,713	8.36%	8,957	8.94%

Total assets	$116,167	100.00%	$100,104	100.00%

Loans

The Bank makes both consumer and commercial loans to all neighborhoods within its market area, including the low and moderate-income areas. The market area is generally defined to be all or portions of the City of Charlottesville, Albemarle and Greene Counties of Virginia and surrounding areas. The Bank places emphasis on real estate loans, including construction and development loans, commercial loans to small and medium sized businesses and consumer based installment loans. The amounts of loans outstanding by type at year-end 2004 and 2003, and the maturity distribution of variable and fixed rate loans as of year-end 2004 are presented in Table 6 and Table 7, respectively.

Net loans totaled $91.3 million at year-end 2004, an increase of almost $23.9 million or 35.37% growth from year-end 2003. A significant portion of the loan portfolio, $68.0 million or 74.29%, is made up of loans secured by various types of real estate. Total loans secured by 1-4 family residential properties represented 38.49% of total loans at the end of 2004 while nonfarm/nonresidential properties make up 13.93%. Our significant growth in loans is a result of capturing local marketplace opportunities plus an increase in nearby bank participations in good growth areas surrounding Central Virginia. Reducing the Bank’s troubled loan portfolio over the past several years has allowed the Bank to refocus on generating new loans. We continue to emphasize quality loan underwriting and evaluation to lower risk as we grow. Early in 2004, we purchased approximately $6.5 million in real estate first trusts primarily located in Northern Virginia. These loans are serviced by First Service Bank also located in Northern Virginia and have performed well.

Table 6. Loan Portfolio Summary (thousands)

	December 31, 2004		December 31, 2003
	Amount	%	Amount	%
Construction and development	$13,305	14.58%	$6,440	9.55%
Farmland	2,762	3.03%	317	0.47%
1-4 family residential	35,135	38.49%	24,442	36.25%
Multifamily residential	3,889	4.26%	3,754	5.57%
Nonfarm, residential	12,703	13.93%	13,507	20.04%

Total real estate	67,794	74.29%	48,460	71.88%

Commercial and industrial	20,566	22.53%	16,188	24.01%
Consumer	4,006	4.39%	3,652	5.42%
Net deferred organization cost	95	0.10%	71	0.11%
Allowance for Loan Loss Reserve	(1,200)	-1.31%	(955)	-1.42%

Total	$91,261	100.00%	$67,416	100.00%

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 6.03% in 2004 compared to an average yield of 6.50% in 2003. This decrease was due to loans maturing or repricing during the first half of 2004, prior to rates rising.

Table 7. Maturity Schedule of Loans (thousands)

	2004
	Real Estate Loans
	Commercial	Construction and Development	1-4 Family Residential	Commercial (Non-Real Estate)	Consumer	Total	%
Fixed rate loans:
Twelve months or less	$1,169	$641	$406	$689	$495	$3,400	3.68%
Over twelve months to three years	248	636	1,058	1,788	1,169	4,899	5.30%
Over three years to five years	4,616	—	7,476	1,895	940	14,927	16.16%
Over five years	1,455	37	3,097	60	84	4,733	5.12%

Total fixed rate loans	7,488	1,314	12,037	4,432	2,688	27,959	30.26%

Variable rate loans:
Twelve months or less	2,204	10,002	6,722	9,777	812	29,517	31.96%
Over twelve months to three years	2,108	1,301	1,740	1,860	57	7,066	7.65%
Over three years to five years	860	507	1,754	2,510	—	5,631	6.10%
Over five years	6,694	181	12,882	1,987	449	22,193	24.03%

Total variable rate loans	11,866	11,991	23,098	16,134	1,318	64,407	69.74%

Total loans:
Twelve months or less	3,373	10,643	7,128	10,466	1,307	32,917	35.64%
Over twelve months to three years	2,356	1,937	2,798	3,648	1,226	11,965	12.95%
Over three years to five years	5,476	507	9,230	4,405	940	20,558	22.26%
Over five years	8,149	218	15,979	2,047	533	26,926	29.15%

Total loans	$19,354	$13,305	$35,135	$20,566	$4,006	$92,366	100.00%

Investment Securities

The Bank uses its investment portfolio to provide liquidity for unexpected deposit decreases or increased loan generation, to meet the Bank’s interest rate sensitivity goals, and to generate income. The investment portfolio is managed in a conservative manner with all investments taking the form of U.S. Government Agencies, or mortgage backed securities. All securities are high quality and high grade. The entire investment portfolio is classified as available for sale, and management views the investment portfolio as a source of income and liquidity. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Table 8 presents the investment portfolio at the end of 2004 by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date. Maturities on all securities are based on the earlier of the contractual maturity or the call date, if any.

At December 31, 2004, the market value of the investment portfolio was $18.5 million, representing a $456 thousand in unrealized losses. This compared to a market value of $25.7 million and a $374 thousand unrealized loss a year earlier. This unrealized loss is the result of rising interest rates within the U.S. Government Agency and mortgage backed securities markets during 2004. During the year ended December 31, 2004 the Bank sold investment securities with a fair market value of $3.9 million. Management sold these securities to provide the Bank with liquidity to fund loan growth and to reduce the long-term interest rate risk.

Table 8. Investment Securities (thousands)

December 31, 2004

	Amortized Cost Due
	In One Year or Less	After One Through Five Yrs.	After Five Through Ten Yrs.	After Ten Years	Total	Market Value
Investment securities:
US Government Agencies	$500	$11,397	$1,747	$1,489	$15,133	$14,676
Mortgage Backed Securities	—	3,825	—	—	3,825	3,826

Total	$500	$15,222	$1,747	$1,489	$18,958	$18,502

Weighted average yields:
U.S. Government agencies	1.25%	2.63%	4.43%	4.75%	3.00%
Mortgage Backed Securities	—	3.44%	—	—	3.44%

Consolidated	1.25%	2.78%	4.43%	4.75%	3.09%

Deposits

The Bank relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investments in liquid assets. More specifically, core deposits (total deposits less certificates of deposits in denominations of $100,000 or more) are the primary funding source. The Bank’s balance sheet growth is largely determined by the availability of deposits in its markets, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios. The low interest rates of 2003 and rising interest rate environment of 2004 have resulted in depositors shopping for deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. The Bank’s management must continuously monitor market pricing, competitor’s rates, and internal interest rate spreads to maintain the Bank’s growth and profitability. The Bank attempts to structure rates so as to promote deposit and asset growth, while at the same time increasing overall profitability.

Average total deposits for the year ended December 31, 2004 amounted to $95.7 million which was an increase of $8.8 million, or 10.09% over 2003. Demand deposit accounts increased to $29.6 million, or 19.44% over the prior year. These accounts cost significantly less than certificate of deposits and have a positive impact on the Bank’s net interest margin. Management anticipates interest rates rising in 2005. In a rising interest rate environment a certificate of deposit portfolio with distributed maturities allows the Bank to fix a portion of its cost of funds and protect against rising interest rates. Average certificates of deposit were $41.4 million in 2004, an increase of $4.5 million over the $36.9 million average in 2003. Average deposits for the past two years are summarized in Table 9.

Table 9. Deposit Mix (thousands)

	2004		2003
	Average Balance	%	Average Balance	%
Interest-bearing deposits:
Demand deposits	$29,552	30.89%	$24,743	28.47%
Savings	10,803	11.29%	13,302	15.31%
Small denomination certificates	28,323	29.61%	24,974	28.74%
Large denomination certificates	13,106	13.70%	11,931	13.73%

Total interest-bearing deposits	81,784	85.49%	74,950	86.25%
Noninteresting-bearing deposits	13,880	14.51%	11,948	13.75%

Total deposits	$95,664	100.00%	$86,898	100.00%

The strategy of management has been to support loan and investment growth with core deposits, and not to aggressively solicit large denomination certificates of deposit. As reflected in Table 9, total average large denomination certificates of deposit as a percentage of total deposits only decreased 3 basis points and continues to represent approximately 13.70% of the total deposit portfolio. Table 10 provides maturity information relating to certificate of deposits of $100,000 or more at December 31, 2004.

Table 10. Large Time Deposit Maturities (thousands)

Analysis of time deposits of $100,000 or more at December 31, 2004:

Remaining maturity of three months or less	$4,204
Remaining maturity over three through twelve month	3,090
Remaining maturity over twelve months	7,811

Total time deposits of $100,000 or more	$15,105

Capital Adequacy

Stockholder’s equity was $10.3 million at December 31, 2004, a 1.64% increase over the 2003 year-end total of $10.1 million. Net income of $101 thousand positively affected the accumulated deficit balance. Several directors and employees elected to exercise stock options in the fourth quarter of 2004 resulting in $120 thousand of additional capital. Equity was negatively affected by additional unrealized losses in investment securities of $54 thousand net of tax for 2004.

The net loss in 2003 negatively impacted stockholder’s equity by $1.9 million. To reconstitute the equity, the Board of Directors elected on April 4, 2003 to discount the exercise price of 578,285 outstanding common stock warrants to $7.00 from $10.50 in an attempt to raise additional capital through the period May 2, 2003. Due to the interest by investors, the Bank’s Board extended the discount period through June 2, 2003. A total of 336,190 warrants were exercised, resulting in a gross increase to capital of $2.4 million.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while also encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8%. As of December 31, 2004, the Bank had a Tier 1 capital to risk-weighted assets ratio of 9.97%, and a total capital to risk-weighted assets ratio of 11.23%.

In addition, a minimum leverage ratio of Tier I capital to average total assets for the quarter is required by Federal bank regulators, ranging from 4% to 8%, subject to the regulator’s evaluation of the Bank’s overall safety and soundness. As of December 31, 2004, the Bank had a leverage ratio of Tier I capital to average total assets for the fourth quarter of 2004 of 7.42%. As of December 31, 2004, the most recent notification from the Federal Reserve categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

At December 31, 2004 the Bank had 1,601,182 shares of common stock outstanding and 242,095 warrants remain available for exercise at $10.50 per share.

As of December 1, 2004 the Bank’s capital adequacy rating according to Virginia Bureau of Financial Institutions was a three and described as “Less than Satisfactory”. While our ratios are comparable with the Bank’s peers and would normally classify the Bank as “Well Capitalized”, regulators noted that our deficient earnings performance and asset quality represented a distinct threat to our capital if not remedied.

Nonperforming and Problem Assets

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. The Bank attempts to use shorter-term loans, and rely primarily on the cash flow of the borrower as the source of repayment rather than the value of the collateral.

The Bank also attempts to reduce repayment risks through internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies.

Table 11. Nonperforming Assets (thousands)

	2004	2003
Non-accrual loans	$1,788	$1,814
Loans past due 90 days or more	—	—
Foreclosed properties	—	652

	$1,788	$2,466

Nonperforming assets at year-end 2004 were 1.93% of loans outstanding and 3.61% at year-end 2003. The primary reason for the improvement of nonperforming loans was the sale of $652 thousand of foreclosed properties being held at December 31, 2003.

The allowance for loan losses is maintained at a level adequate to absorb potential losses. Some of the factors which management considers in determining the appropriate level of the allowance for loan losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, and in particular, how such conditions relate to the market areas that the Bank serves. Bank regulators also periodically review the Bank’s loans and other assets to assess their quality. Credits deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance. The accrual of interest on loans is discontinued on a loan when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due.

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in Table 12.

Table 12. Loan Losses (thousands)

	2004	2003
Allowance for loan losses, beginning	$955	$1,158
Provision for loan losses	357	1,023
Loans charged off:
Commercial	(319)	(1,053)
Real Estate - Mortgage	—	(109)
Real Estate - Construction	—	—
Consumer installment loans	(32)	(173)

Total	(351)	(1,335)
Recoveries:
Commercial	219	84
Real Estate - Mortgage	—	3
Real Estate - Construction	—	—
Consumer installment loans	20	22

Total	239	109

Net charge-offs	(112)	(1,226)

Allowance for loan losses, ending	$1,200	$955

Net loan charge-offs as a percentage of average loans were 0.13% and 1.74% for the years 2004 and 2003, respectively.

The loan portfolio also included loans to various borrowers (watch loans) at year-end for which management had concerns about the ability of the borrowers to continue to comply with present loan repayment terms, and which could result in some or all of these loans being uncollectible. Management monitors these loans carefully and has provided for these loans in the allowance for loan losses.

The allowance for loan losses was $1.2 million, or 1.30% of gross loans outstanding at December 31, 2004, an increase of $245 thousand over the $955 thousand, or 1.40% reserve at December 31, 2003. The reduction in the allowance for loan losses as a percentage of total loans is consistent with the improvements in the loan quality of the Bank during the past year. The Bank continues to improve the quality of the loan portfolio with a reduced amount of classified loans. Also, the Bank has strengthened its underwriting procedures. Management realizes that general economic trends greatly affect loan losses and no assurances can be made about future losses. Management considers the allowance for loan losses to be adequate at December 31, 2004.

Financial Instruments with Off-Balance-Sheet-Risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments.

A summary of the Bank’s commitments at December 31 is as follows: (in thousands)

	2004	2003
Commitments to extend credit	$9,885	$13,209
Standby letters of credit	2,495	657

	$12,380	$13,866

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. These commitments are made on both a variable and fixed rate basis. Collateral held varies as specified above and is required in instances in which the Bank deems necessary.

Liquidity and Interest Rate Sensitivity

The principal goals of the Bank’s asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash to fund depositors’ withdrawals or borrowers’ loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest or liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income which could result from interest rate changes.

Management must insure that adequate funds are available at all times to meet the needs of its customers. On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates, federal funds lines from correspondent banks, borrowings from the Federal Reserve Bank and the Federal Home Loan Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) is considered to be adequate by management.

Table 13. Interest Rate Sensitivity (thousands)

	Maturities / Repricing
	1-3 Months	4-12 Months	13-36 Months	37-60 Months	Over 60 Months	Total
Earnings Assets:
Loans	$49,905	$5,015	$16,139	$16,574	$4,734	$92,367
Investments	—	498	9,247	5,796	3,860	19,401
Interest-bearing deposits with other banks	227	—	—	—	—	227
Federal funds sold	618	—	—	—	—	618

Total	$50,750	$5,513	$25,386	$22,370	$8,594	$112,613

Interest-bearing Liabilities:
Demand accounts	$31,585	$—	$—	$—	$—	$31,585
Savings accounts	9,482	—	—	—	—	9,482
Certificates of deposit	8,806	11,217	13,601	10,992	—	44,616
Other borrowings	10,564	—	—	—	—	10,564

Total	$60,437	$11,217	$13,601	$10,992	$—	$96,247

Interest sensitivity gap	$(9,687)	$(5,704)	$11,785	$11,378	$8,594	$16,366
Cumulative interest sensitivity gap	$(9,687)	$(15,391)	$(3,606)	$7,772	$16,366	$16,366
Ratio of sensitivity gap to total earning assets	-19.09%	-103.46%	46.42%	50.86%	100.00%	14.53%
Cumulative ratio of sensitivity gap to total earning assets	-19.09%	-27.36%	-4.42%	7.47%	14.53%	14.53%

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 13 shows the sensitivity of the Bank’s balance sheet on December 31, 2004. This table reflects the sensitivity of the balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2004, the Bank appeared to be liability-sensitive with interest-bearing liabilities exceeding earning assets, subject to changes in interest rates, for the next twelve months. Included in the interest-bearing liabilities subject to interest rate changes within three months are demand accounts and savings accounts which historically have not been as interest-sensitive as other types of interest-bearing deposits. Matching sensitive positions alone does not ensure that the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

ITEM 7.	FINANCIAL STATEMENTS

The audited financial statements for the year ending December 31, 2004 contained in Exhibit 13 are incorporated herein by reference.

ITEM 8.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On March 27, 2003, based upon the recommendation of its Audit Committee [and approval by its Board of Directors], the Bank engaged Larrowe & Company, P.L.C. as its independent auditors for the fiscal year ended December 31, 2003, and chose not to renew the engagement of S.B. Hoover & Company L.L.P., which had served as the Bank’s independent auditors for the fiscal year ended December 31, 2002.

ITEM 8A.	CONTROLS AND PROCEDURES

The Bank maintains a system of disclosure controls and procedures that is designed to ensure that material information is accumulated and communicated to management, including the Bank’s Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. As required, management, with the participation of the Bank’s Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the design and operation of the Bank’s disclosure controls and procedures as of the end of the period covered by this report. Based on this evaluation, the Bank’s Chief Executive Officer and Chief Financial Officer concluded that the Bank’s disclosure controls and procedures were operating effectively to ensure that information required to be disclosed by the Bank in reports that it files or submits under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized, and reported within the time periods specified in the relevant rules and forms.

Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that the Bank’s disclosure controls and procedures will detect or uncover every situation involving the failure of persons within the Bank to disclose material information otherwise required to be set forth in the Bank’s periodic reports.

The Bank’s management is also responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. No changes in the Bank’s internal control over financial reporting occurred during the fiscal quarter ended December 31, 2004 that have materially affected, or are reasonably likely to materially affect, the Bank’s internal control over financial reporting.

ITEM 8B.	OTHER INFORMATION

None.

PART III

ITEM 9.	DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

The information regarding the Bank’s directors contained under the caption “Election of Directors” in the Bank’s proxy statement for the 2005 Annual Meeting of Shareholders [to be held June 2, 2005] (the “2005 Proxy Statement”) is incorporated herein by reference. The information regarding Section 16(a) beneficial ownership reporting is contained in the 2005 Proxy Statement under the caption “Section 16(a) Beneficial Ownership Reporting Compliance” and is incorporated herein by reference.

Our Board of Directors has adopted a Code of Ethics that applies to our directors and to all our executive officers, including without limitation our principal executive officer and principal financial officer. A copy of our Code of Ethics will be provided without charge to any person upon request. Requests for copies should be directed by mail to Kenneth Potter, at Albemarle First Bank, Post Office Box 7704, Charlottesville, VA, 22906 or by telephone to (434) 973-1164.

Our Board of Directors has a standing audit committee, which currently consists of the following directors Frank D. Cox, Jr., William U. Henderson, and Charles W. Gross each of whom is considered an “independent director” within the applicable Securities and Exchange Commission regulations and the listing standards of the NASDAQ Stock Market for audit committee purposes. Our Board of Directors has determined that William U. Henderson is an “audit committee financial expert” as that term is defined in the Securities and Exchange Commission’s rules.

EXECUTIVE OFFICERS OF THE REGISTRANT

Name (Age)	Current Position with Bank (Officer Since)	Previous Principal Occupation During Past Five Years

Thomas M. Boyd, Jr. (65)	President & Chief Executive Officer (2002)	Vice Chairman & CEO, Southside Bank, Tappahannock, Virginia, September 2001 to March 2002; President & CEO, Southside Bank, Tappahannock, Virginia, April 1982 to September 2001; President & CEO, Eastern Virginia Bankshares (holding company for Southside Bank), January 1998 to April 2001

C.L. Scott Cooke (64)	Executive Vice President (2001)	Business Relations Manager, Electronic Data Systems, Centreville, VA, February 1998 to November 2001

Kenneth J. Potter (35)	Vice President & Chief Financial Officer (2004)	Vice President & Controller, Guaranty Bank, Charlottesville, Virginia, May 2001 to January 2004; Vice President & Audit Manager, Deutsche Banc Alex Brown, Inc, Baltimore, Maryland, September 1996 to May 2001

ITEM 10.	EXECUTIVE COMPENSATION

The information regarding executive compensation under the caption “Executive Compensation” and regarding director compensation under the caption “Directors’ Compensation” contained in the 2005 Proxy Statement is incorporated herein by reference.

ITEM 11.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The information regarding stock ownership by the Bank’s directors and executive officers under the caption “Securities Ownership of Certain Beneficial Owners and Management” contained in the 2005 Proxy Statement is incorporated by reference herein.

The following table sets forth information as of December 31, 2004 with respect to certain compensation plans under which equity securities of the Bank are authorized for issuance.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Plan Category
Equity compensation plans approved by shareholders(1)	93,100	$10.00	38,700
Equity compensation plans not approved by shareholders	—	—	—

Total	93,100	$10.00	38,700

(1)	All information relates to the 1999 Stock Option Plan as amended in 2004.

1999 Stock Option Plan

On May 13, 1999, our Board of Directors adopted and on June 29, 1999, our shareholders approved, a stock option plan for the granting of common stock options to non-employee directors totaling 89,500 and to our officers and employees totaling 45,000. On May 12, 2004 our shareholders approved an amendment to the 1999 stock option plan, increasing the number of options available for grant to non-employee directors to 125,000 and the options available to officers and employees to 150,000. Both incentive stock options and non-qualified stock options may be granted under the plan as amended. The exercise price of each option awarded equals the market price of the common stock on the date of the option grant, and an option’s maximum exercise term is 10 years. On July 15, 1999, the Board of Directors granted 89,500 non-qualified options to non-employee directors and 24,750 incentive stock options to employees. On January 18, 2001, the board granted an additional 9,000 incentive stock options to employees under the same criteria as the 1999 stock option awards. The exercise price of each option granted in 1999 and 2001 was $10.00. On February 2, 2004 the Board of Directors granted 5,000 options to employees at an exercise price of $9.68, and on May 12, 2004 the Board of Directors granted 5,000 options to directors at an exercise price of $10.00. All outstanding options granted under the 1999 stock option plan were exercisable as of December 31, 2004. As of December 31, 2004, 11,000 of the options awarded to directors in 1999 had been exercised, and 2,000 of these options had been forfeited. At year-end 1,000 incentive stock options had been exercised and 27,450 incentive stock options had been forfeited.

ITEM 12.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information regarding certain transactions with directors or executive officers under the caption “Interest of Management and Board in Certain Transactions” contained in the 2005 Proxy Statement is incorporated herein by reference.

ITEM 13.	EXHIBITS

Exhibits

The following exhibits are filed as part of this Form 10-KSB:

Exhibit No.		Description of Exhibits
3.1		Articles of Incorporation of Albemarle First Bank (incorporated by reference to Exhibit E-1 to Form 10-SB filed May 1, 2000)

3.2		Bylaws of Albemarle First Bank (incorporated by reference to Exhibit E-2 to Form 10-SB filed May 1, 2000)

10.3	*	Albemarle First Bank 1999 Stock Option Plan (incorporated by reference to Exhibit E-4 to Form 10-SB filed May 1, 2000)

10.3.1	*	Albemarle First Bank Form of Non-Qualified Stock Option Agreement for a director (filed herewith)

10.3.2	*	Albemarle First Bank Form of Non-Qualified Incentive Stock Option Agreement for an employee (filed herewith)

10.3.3	*	Albemarle First Bank Form of Non-Qualified Incentive Stock Option Agreement for an employee-director (filed herewith)

10.3.4	*	Albemarle First Bank Form of Qualified Incentive Stock Option Agreement for an employee (filed herewith)

10.4	*	Employment Agreement by and between Albemarle First Bank and Thomas M. Boyd, Jr., effective February 1, 2002 (incorporated by reference to Exhibit 10.4 to Form 10-QSB filed on May 16, 2002)

10.5	*	Schedule of Albemarle First Bank Non-Employee Directors’ Annual Compensation (filed herewith)

10.6	*	Schedule of 2005 Base Salaries for Named Executive Officers of Albemarle First Bank (filed herewith)

13		Our audited financial statements for the years ended December 31, 2004 (filed herewith)

21	Subsidiaries

31.1	Certification of our Chief Executive Officer pursuant to Rule 13a-14(a) (filed herewith)

31.2	Certification of our Chief Financial Officer pursuant to Rule 13a-14(a) (filed herewith)

32	Certifications of our Chief Executive Officer and Chief Financial Officer pursuant to Rule 18 U.S.C. Section 1350 (filed Herewith)

*	- Denotes management contracts and compensatory plans and arrangements.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

The information regarding services provided to us by our independent accountants under the captions “Principal Accountant Fees” and “Audit Committee Pre-Approval Policy” contained in the 2005 Proxy Statement is incorporated herein by reference.

SIGNATURES

In accordance with the requirements of Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALBEMARLE FIRST BANK

Date: March 28, 2005	/s/ THOMAS M. BOYD, JR.
Thomas M. Boyd, Jr.
President and Chief Executive Officer

Date: March 28, 2005	/s/ KENNETH J. POTTER
Kenneth J. Potter
Vice President and Chief Financial Officer

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Capacity	Date

/S/ THOMAS L. BEASLEY Thomas L. Beasley	Director	March 28, 2005

/S/ THOMAS M. BOYD, JR. Thomas M. Boyd, Jr.	President, Chief Executive Officer and Director	March 28, 2005

/S/ FRANK D. COX, JR. Frank D. Cox, Jr.	Director	March 28, 2005

/S/ J. CLARK DIEHL, III J. Clark Diehl, III	Director	March 28, 2005

/S/ JAMES A. FERNALD, III James A. Fernald, III	Director	March 28, 2005

/S/ CHARLES W. GROSS Charles W. Gross	Director	March 28, 2005

/S/ WILLIAM U. HENDERSON William U. Henderson	Director	March 28, 2005

/S/ LAURENCE C. PETTIT, JR. Laurence C. Pettit, Jr.	Director	March 28, 2005

/S/ KENNETH J. POTTER Kenneth J. Potter	Vice President and Chief Financial Officer (principal financial and accounting officer)	March 28, 2005

/S/ JOHN K. TAGGART, III John K. Taggart, III	Director	March 28, 2005

/S/ R. CRAIG WOOD R. Craig Wood	Director	March 28, 2005

EXHIBIT 13

Audited Financial Statements

Balance Sheets

For the years ended December 31, 2004 and 2003

	2004	2003
Assets
Cash and due from banks	$1,880,664	$3,733,004
Federal funds sold	618,275	348,662
Interest-bearing deposits with banks	227,017	263,594
Investment securities available for sale	18,502,362	25,723,871
Restricted equity securities	899,280	613,255
Loans, net of allowance for loan losses of $1,200,460 in 2004 and $955,000 in 2003	91,261,486	67,416,462
Property and equipment, net	4,787,392	5,240,880
Accrued interest receivable	415,684	344,682
Other real estate owned	—	651,554
Other assets	2,034,337	2,097,735

Total assets	$120,626,497	$106,433,699

Liabilities and Stockholders’ Equity

Liabilities
Noninterest-bearing demand deposits	$13,872,969	$12,598,632
Interest-bearing demand deposits	31,569,056	27,473,099
Savings deposits	9,481,962	11,899,762
Time deposits	44,615,898	39,548,800

Total deposits	99,539,885	91,520,293
Federal fund purchased and securities securities under agreement to repurchase	3,564,146	2,512,089
Federal Home Loan Bank Advances	7,000,000	2,000,000
Accrued interest payable	72,412	65,473
Accrued expenses and other liabilities	180,797	232,503

Total liabilities	110,357,240	96,330,358

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $4.00 par value, 3,000,000 shares authorized; 1,601,182 and 1,589,182 shares issued and outstanding for 2004 and 2003, respectively	6,404,728	6,356,728
Additional paid-in capital	7,304,583	7,232,903
Accumulated deficit	(3,139,007)	(3,239,615)
Accumulated other comprehensive losses	(301,047)	(246,675)

Total stockholders’ equity	10,269,257	10,103,341

Total liabilities and stockholders’ equity	$120,626,497	$106,433,699

See Notes to Financial Statements

Statements of Income

For the years ended December 31, 2004 and 2003

	2004	2003
Interest income
Loans and fees on loans	$5,049,564	$4,586,695
Federal funds sold	10,849	34,158
Investment securities	714,009	741,331
Interest-bearing deposits with banks	6,519	1,848

Total interest and dividend income	5,780,941	5,364,032

Interest expense
Demand and savings deposits	258,685	278,542
Time deposits	1,264,832	1,220,931
Federal Funds purchased	36,826	9,630
Borrowings	111,916	21,841

Total interest expense	1,672,259	1,530,944

Net interest income	4,108,682	3,833,088

Provision for loan losses	357,300	1,022,976

Net interest income after provision for loan losses	3,751,382	2,810,112
Noninterest income
Service charges	335,210	298,294
Gains (losses) on sales of securities	(1,158)	223,543
Gains on sales of fixed assets	191,837	3,627
Other	183,866	112,434

Total noninterest income	709,755	637,898

Noninterest expense
Salaries	1,995,073	1,987,071
Employee benefits	483,433	466,211
Occupancy expense	242,545	224,873
Equipment expense	300,436	377,172
Advertising	127,080	68,975
Data processing fees	213,720	213,801
Franchise tax	49,152	69,536
Legal fees	87,151	176,250
Accounting fees	53,290	70,953
Consultant fees	84,320	86,157
Check kiting loss	—	1,840,200
Foreclosed assets, net	33,740	19,616
Other operating expense	638,736	719,389

Total noninterest expense	4,308,676	6,320,204

Income (Loss) before income tax expense (benefit)	152,461	(2,872,194)

Income tax expense (benefit)	51,853	(964,646)

Net Income (loss)	$100,608	$(1,907,548)

Basic earnings (loss) per share	$0.06	$(1.30)

Diluted earnings (loss) per share	$0.06	$(1.30)

Weighted average shares outstanding	1,589,215	1,466,288

Diluted weighted average shares outstanding	1,589,215	1,466,288

See Notes to Financial Statements

Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2004 and 2003

	Common Stock	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2002	1,252,992	$5,011,968	$6,244,749	$(1,332,067)	$118,841	$10,043,491

Comprehensive net Income
Net Income		—	—	(1,907,548)	—	(1,907,548)
Change in urealized loss on securities available for sale, net of tax benefit of $112,292		—	—	—	(217,978)
Reclassification adjustment for gains included in net income, net of tax effect of $76,005		—	—	—	(147,538)	(365,516)

Total comprehensive loss						(2,273,064)

Warrants exercised	336,190	1,344,760	988,154	—	—	2,332,914

Balance, December 31, 2003	1,589,182	6,356,728	7,232,903	(3,239,615)	(246,675)	10,103,341
Comprehensive net Income
Net Income		—	—	100,608	—	100,608
Change in urealized loss on securities available for sale, net of tax benefit of $28,403		—	—	—	(55,136)
Reclassification adjusted for losses included in net income, net of tax benefit of $394		—	—	—	764	(54,372)

Total comprehensive income						46,236

Stock options exercised	12,000	48,000	71,680	—	—	119,680

Balance, December 31, 2004	1,601,182	$6,404,728	$7,304,583	$(3,139,007)	$(301,047)	$10,269,257

See Notes to Financial Statements

Statements of Cash Flows

For the years ended December 31, 2004 and 2003

	2004	2003
Cash flows from operating activities
Net Income (loss)	$100,608	$(1,907,548)
Adjustments to reconcile net income (loss) to net cash provided (used) by operations:
Provision for loan losses	357,300	1,022,976
Depreciation and amortization	297,911	324,283
(Gains) losses on sale of property and equipment	(191,837)	3,627
Loss on sale of other real estate owned	18,706	—
(Gains) losses on sale of investment securities	1,158	(223,543)
Accretion income	59,643	14,818
Deferred income tax expense (benefit)	51,853	(964,646)
Changes in assets and liabilities:
Accrued interest receivable and other assets	(31,466)	119,799
Accrued interest payable and other liabilities	(44,767)	201,050

Net cash provided (used) by operating activities	619,109	(1,409,184)

Cash flows from investing activities
Proceeds from sale, maturity or call of securities held to maturity	—	550,150
Purchases of securities available for sale	(2,400,398)	(37,697,603)
Proceeds from sale, maturity or call of securities available for sale	9,478,743	23,760,876
Proceeds from sale of Federal Home Loan Bank Stock	—	37,600
Net increase in interest-bearing deposits with other banks	36,577	27,758
Purchases of Restricted Equity Stock	(267,800)	(26,171)
Purchases of Other Equity Securities	(18,225)	(18,225)
Net decrease (increase) in loans	(24,294,324)	1,637,608
Purchases of property and equipment	(79,696)	(315,384)
Proceeds from sale of property and equipment	427,110	—
Proceeds from sale of other real estate	724,848	252,516

Net cash used in investing activities	(16,393,165)	(11,790,875)

Cash flows from financing activities
Net increase in deposits	8,019,592	1,413,243
Net increase (decrease) in securities sold under agreements to repurchase	3,107,057	(401,371)
Net increase (decrease) in federal funds purchased	(2,055,000)	2,055,000
Proceeds from Federal Home Loan Bank advances	5,000,000	2,000,000
Proceeds from exercise of common stock warrants	—	2,353,330
Proceeds from exercise of common stock options	119,680	—
Cash paid for expenses related to exercising warrants	—	(20,416)

Net cash provided by financing activities	14,191,329	7,399,786

Net (decrease) in cash and cash equivalents	(1,582,727)	(5,800,273)

Cash and cash equivalents, beginning	4,081,666	9,881,939

Cash and cash equivalents, ending	$2,498,939	$4,081,666

Supplemental disclosure of cash flow information
Interest paid	$1,665,320	$1,528,464

Supplemental disclosure of noncash activities
Other real estate acquired in settlement of loans	$92,000	$2,113,046

Property and equipment acquired in conversion of other real estate owned	$—	$1,205,349

See Notes to Financial Statements

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Nature of Operations

Albemarle First Bank (the Bank) operates under a charter issued by the Commonwealth of Virginia on December 7, 1998 and provides commercial banking and insurance services to individuals and small business customers located in the Charlottesville, Virginia area. The Bank operates three full service branches and one limited banking facility located within the City of Charlottesville, and Albemarle and Greene Counties, Virginia.

The Bank offers insurance products through its subsidiary, AFB Insurance, LLC. This entity is accounted for as a division of the Bank.

The accounting and reporting policies of the Bank and its subsidiary follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical Accounting Policies

The notes to the Bank’s audited consolidated financial statements for the year ended December 31, 2004 contain a summary of the Bank’s significant accounting policies. Management believes the policies with respect to the methodology for determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets involve a high degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and the Board of Directors.

Business Segments

The Bank reports its activities as a single business segment. In determining appropriate segment definition, the Bank considers the materiality of a potential segment and components of the business about which financial information is available and regularly evaluated, relative to resource allocation and performance assessment.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and the valuation of income tax provisions and deferred tax assets. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

Substantially the entire loan portfolio of the Bank consists of loans in its market area. Accordingly, the ultimate collection of a substantial portion of the Bank’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but influenced by the tourism and retirement segments and to an extent by the manufacturing and agricultural segments.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Bank’s allowances for loan and foreclosed real estate losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “cash and due from banks” and “federal funds sold.”

Interest-Bearing Deposits with Banks

Interest-bearing deposits with banks mature within one year and are carried at cost.

Trading Securities

The Bank does not hold securities for short-term resale and, therefore, does not maintain a trading securities portfolio.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans Receivable

The Bank grants mortgage, commercial and consumer loans to customers. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the central Virginia region.

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan using the interest method.

The accrual of interest on all loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collection of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded or when related fees are incurred or received.

Property and Equipment

Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the estimated useful lives of the assets.

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Foreclosed Properties

Properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure, establishing a new cost basis. After foreclosure, management periodically performs valuations and the property is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The anticipated average holding period for such properties is less than 12 months.

Stock-based Compensation

The Bank accounts for its stock-based compensation using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Bank is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, Accounting for Stock-Based Compensation (issued in October 1995), but complies with the disclosure requirements set forth in the Statement, which include disclosing pro forma net income as if the fair value based method of accounting had been applied.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

Basic Earnings per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Share

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Comprehensive Income

Annual comprehensive income reflects the change in the Bank’s equity during the year arising from transactions and events other than investments by and distributions to stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense.

Advertising Expense

The Bank expenses advertising costs as they are incurred.

Rate Lock Commitments

On March 13, 2002, the Financial Accounting Standards Board determined that loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments, effective for fiscal quarters beginning after April 10, 2002. Accordingly, the Bank adopted such accounting on July 1, 2002.

The Bank enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. Prior to July 1, 2002, such commitments were recorded to the extent of fees received. Fees received were subsequently included in the net gain or loss on sale of mortgage loans.

The cumulative effect of adopting SFAS No. 133 for rate lock commitments as of July 1, 2002 was not material.

Financial Instruments

On January 1, 2001, the Bank adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value.

Derivatives that are used as part of the asset/liability management process are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. In addition, forwards and option contracts must reduce an exposure’s risk, and for hedges of anticipatory transactions, the significant terms and characteristics of the transaction must be identified and the transactions must be probable of occurring. All derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading. At December 31, 2004 and 2003, the Bank held no derivative financial instruments.

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Interest –bearing deposits with banks: The carrying amounts of interest-bearing deposits with banks approximate their fair values.

Available-for-sale and held-to-maturity securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Short-term debt: Short-term debt includes Federal funds purchased and securities sold under agreements to repurchase, and short-term borrowings from the Federal Home Loan Bank. The carrying amounts of short-term debt approximate their fair values.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximate fair value.

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004) (“SFAS 123(R)”), Share-Based Payments. SFAS 123(R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments, such as stock options granted to employees. The Bank will most likely apply SFAS 123(R) on a modified prospective method. Under this method, the Bank is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted stock option awards that remain outstanding at the date of adoption. In addition, the Bank may elect to adopt SFAS 123(R) by restating previously issued financial statements, basing the amounts on the expense previously calculated and reported in the pro forma disclosures that had been required by SFAS 123, Accounting for Stock-Based Compensation. As a small business issuer, SFAS 123(R) is effective for the Bank for the first reporting period beginning after December 15, 2005.

Note 2. Restrictions on Cash

To comply with banking regulations and agreements with correspondent banks, the Bank is required to maintain certain average cash reserve balances. The daily average reserve requirements were approximately $109 thousand and $135 thousand as of December 31, 2004 and 2003, respectively.

Note 3. Securities

Debt and equity securities have been classified in the balance sheets according to management’s intent. The carrying amounts of securities and their approximate fair values at December 31 follows: (in thousands)

	2004
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available for sale
U.S. Government agency securities	$15,133	$1	$458	$14,676
Mortgage backed securities	3,825	9	8	3,826

	$18,958	$10	$466	$18,502

	2003
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available for sale
U.S. Government agency securities	$19,388	$5	$408	$18,985
Mortgage backed securities	6,710	38	9	6,739

	$26,098	$43	$417	$25,724

For the years ended December 31, 2004 and 2003 the proceeds from sales of securities available for sale amounted to $3.9 million and $1.4 million, respectively. Gross realized gains amounted to $7 thousand and $223 thousand respectively. Gross realized losses amounted to $8 thousand and $0, respectively. The tax expense benefit (provision) applicable to these net realized gains and (losses) amounted to $(597) and $76 thousand, respectively.

Notes to Financial Statements

Note 3. Securities, continued

Information pertaining to securities with gross unrealized losses at December 31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows: (in thousands)

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Available for sale
U.S. Government agency securities	$31	$4,606	$428	$8,173
Mortgage backed securities	—	—	6	732

	$31	$4,606	$434	$8,905

Management does not believe that the unrealized losses represent other than temporary declines in fair value. The investments are rate sensitive and change in value in direct correlation to changes in interest rates. The unrealized losses are not due to credit risk, and will be recovered through either accretion of discounts into income or maturity of the bonds at par value.

Restricted equity securities are carried at cost and consist of investments in stock of the Federal Reserve Board, as well as Federal Home Loan Bank of Atlanta (“FHLB”) and Community Bankers Bank which are two of the Bank’s upstream correspondents. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow from it. The Bank is required to hold that stock so long as it borrows from the FHLB.

Investment securities with amortized cost of approximately $18.4 million and $7.1 million at December 31, 2004 and 2003, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

The scheduled maturities of securities available for sale at December 31, 2004 were as follows: (in thousands)

	Securities Available for Sale
	Amortized Cost	Fair Value
Due in one year or less	$500	$498
Due after one year through five years	15,222	15,043
Due after five years through ten years	1,747	1,645
Due after ten years	1,489	1,316

	$18,958	$18,502

For mortgage backed securities, the Bank reports maturities based on contractual lives. Actual results may differ due to interest rate fluctuations.

Notes to Financial Statements

Note 4. Loans Receivable

The major components of loans in the balance sheet at December 31 are as follows (in thousands):

	2004	2003
Loans secured by:
Residential, 1-4 families	$35,135	$24,442
Commercial	12,704	13,507
Construction	13,305	6,440
Residential, 5 or more families	3,889	3,754
Farm loan	2,762	317

Total	67,795	48,460
Commercial loans	20,566	16,188
Consumer loans	4,006	3,652
Net deferred origination costs	95	71
Allowance for loan losses	(1,200)	(955)

	$91,262	$67,416

Note 5. Allowance for Loan Losses

An analysis of the changes in the allowance for loan losses is as follows: (in thousands)

	2004	2003
Balance, beginning	$955	$1,158
Provision charged to operating expenses	357	1,023
Loans charged off	(348)	(1,332)
Recoveries of loans charged off	236	106

Balance, ending	$1,200	$955

The following is a summary of information pertaining to impaired loans at December 31: (in thousands)

	2004	2003
Principal:
Nonaccrual loans	$1,788	$1,814
Loans past due 90 days or more	—	—
Other impaired loans	—	1,346

Total	$1,788	$3,160

Percentage of total loans	1.93%	4.62%
Impaired loans with a valuation allowance	$1,590	$3,160

Impaired loans without a valuation allowance	$198	$—

Valuation allowance related to impaired loans	$280	$279

Average investment in impaired loans	$2,160	$3,716

Actual interest income recognized on impaired loans	$200	$325

The Bank is not committed to lend additional funds to debtors whose loans are impaired or have been modified.

Notes to Financial Statements

Note 6. Property and Equipment

Components of Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31 are as follows: (in thousands)

	2004	2003
Automobiles	$14	$23
Land and land improvements	1,464	1,694
Buildings	2,907	2,897
Furniture and equipment	1,614	1,556
Construction in progress	10	10
Leasehold improvements	83	82

Property and equipment, total	6,092	6,262
Less accumulated depreciation	(1,305)	(1,021)

Property and equipment, net of depreciation	$4,787	$5,241

Depreciation expense amounted to $298 thousand and $324 thousand for the years ended December 31, 2004 and 2003, respectively.

In 2004 the Bank sold a parcel of land adjacent to its main branch on Seminole Trail in Albemarle County. This parcel of land had a book value of $233 thousand and a gain of $192 thousand was realized on the sale.

In 2003 the Bank acquired through the conversion of property held in other real estate, an operations center in Keswick, Virginia that houses the Bank’s operations, information technology, item processing, and printing functions.

Note 6. Property and Equipment, continued

Components of Property and Equipment, continued

Leases

The Bank leases one full service branch. The lease commenced in 2001 for a five-year term, with one optional five-year renewal. Future minimum lease payments under non-cancelable agreements are as follows: (in thousands)

2005	$28
2006	14
2007	—
2008	—
2009	—
Thereafter	—

$42

Total rental expense was $33,753 and $46,612 for 2004 and 2003, respectively.

Notes to Financial Statements

Note 7. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 were approximately $15.1 million and $12.9 million, respectively.

At December 31, 2004 the scheduled maturities of time deposits are as follows: (in thousands)

2004	$19,981
2005 and 2006	13,601
2007 and 2008	11,034
Thereafter	—

$44,616

Note 8. Borrowings

Short-term Debt

Short-term debt consists of federal funds purchased, securities sold under agreements to repurchase, which mature within one to four days from the transaction date, and an advance from the Federal Home Loan Bank that has a maturity of less than one year. Additional information at December 31 and for the years then ended is summarized below (in thousands).

	2004	2003
Outstanding balance at December 31	$10,564	$2,457

Year-end weighted average rate	2.44%	1.30%

Daily average outstanding during the period	$10,037	$2,573

Average rate for the period	1.48%	1.13%

Maximum outstanding at any month-end during the period	$13,854	$2,457

Note 8. Borrowings, continued

Lines of credit

The Bank has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $6 million and a secured line of credit with the Federal Home Loan Bank of Atlanta equal to 10% of the banks total assets, or approximately $12 million as of December 31, 2004.

Notes to Financial Statements

Note 9. Fair Value of Financial Instruments

The estimated fair values of the Bank’s financial instruments at December 31 are as follows (dollars in thousands):

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$1,881	$1,881	$3,733	$3,733
Interest-bearing deposits with banks	227	227	264	264
Federal funds sold	618	618	349	349
Securities
Available for sale	19,401	19,401	25,724	25,724
Restricted equity securities	899	899	613	613
Loans, net of allowance for loan losses	91,261	91,538	67,416	63,923
Financial liabilities
Deposits	99,540	99,774	91,520	91,550
Securities sold under agreements to repurchase	3,564	3,566	457	457
Federal funds purchased	—	—	2,055	2,055
Short-term FHLB advances	7,000	7,000	2,000	2,000
Off-balance-sheet assets (liabilities)
Commitments to extend credit and standby letters of credit	—	—	—	—

Note 10. Earnings Per Share

The following table details the computation of basic and diluted earnings per share for the periods ended December 31: (in thousands except per share data)

Net income available to common shareholders	$101	$(1,908)

Weighted average common shares outstanding	1,589	1,466
Effect of dilutive securities, options and warrants	—	—

Weighted average common shares outstanding, diluted	1,589	1,466

Basic earnings per share	$0.06	$(1.30)

Diluted earnings per share	$0.06	$(1.30)

Note 10. Earnings Per Share, continued

At January 1, 2003, 578,285 warrants were outstanding with a $10.50 per share exercise price. During 2003, the exercise price of these warrants was reduced to $7.00 per share and 336,190 warrants were exercised. At December 31, 2003 and 2004, 242,095 warrants were outstanding with a $10.50 per share exercise price.

Exercise of those warrants and the options discussed in Note 11 are not assumed in computing 2003 diluted earnings per share because their exercise would reduce the reported diluted loss per share.

Notes to Financial Statements

Note 11. Benefit Plans

Stock Options

The Bank adopted a qualified and non-qualified stock option plan as amended on May 12, 2004 at the Bank’s annual shareholder meeting which, reserves up to 125,000 shares for non-employee directors (non-qualified plan) and 150,000 shares for employees (qualified plan). Options granted under the plan vest according to the terms of each particular grant. All options expire not more than ten years from the date of grant and are exercisable at not less than the fair value of the stock at the date of the grant.

Activity under Bank plans during the years ended December 31 is summarized below:

	Non-Qualified Options		Qualified Options
	Available For Grant	Granted	Available For Grant	Granted
Balance December 31, 2002	—	89,500	11,250	33,750
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	27,450	(27,450)
Expired	—	—	—	—

Balance December 31, 2003	—	89,500	38,700	6,300

Plan amendment	35,500	—	105,000	—
Granted	(5,000)	5,000	(5,000)	5,000
Exercised	—	(11,000)	—	(1,000)
Forfeited	2,000	(2,000)	—	—
Expired	—	—	—	—

Balance December 31, 2004	32,500	81,500	138,700	10,300

Notes to Financial Statements

Note 11. Benefit Plans, continued

Additional information relating to the plan is detailed below:

	2004	2003
Outstanding options
Exercise price, beginning of the year(1)	$10.00	$10.00
Exercise price, end of the year(1)	$9.99	$10.00
Range of exercise prices:
From	$9.68	$10.00
To	$10.00	$10.00
Remaining contractual life in months(1)	60	68
Exercisable options outstanding at December 31
Number	91,800	95,800
Exercise price(1)	$10.00	$10.00
Weighted average exercise price of options
Granted during the year	$9.84	$10.00
Exercised during the year	$10.00	$10.00
Forfeited during the year	$10.00	$10.00
Expired during the year	$—	$—
Grant-date fair value
Options granted during the year	$34,376	$—
Significant assumptions used in determining fair value of options granted
Risk-free interest rate	4.52%	0.00%
Expected life in years	10	—
Expected dividends	—	—
Expected volatility	54.66%	0.00%
Results of operations
Compensation cost recognized in income for all stock-based compensation awards	$—	$—

Pro forma net income(2)	$75,128	$(1,859,822)

Pro forma earnings per common share(2)	$0.05	$(1.27)

Pro forma earnings per diluted share(2)	$0.05	$(1.27)

(1)	Weighted average

(2)	As if the fair value based method prescribed by SFAS No. 123 had been applied

Notes to Financial Statements

Note 11. Benefit Plans, continued

Defined Contribution Plan

The Bank maintains a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees who are 21 years of age and have completed one year of service. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. In addition, the Bank may make additional contributions at the discretion of the Board of Directors. The Bank’s contributions were $56 thousand and $48 thousand for the periods ended December 31, 2004 and 2003, respectively.

Cafeteria plan

The Bank adopted a cafeteria plan on May 1, 1999, which provides its employees with a choice between compensation and certain qualified benefit plans including medical reimbursement, group accident and health insurance, and group term life insurance. The Bank incurred expenses of $257 thousand and $239 thousand relating to this plan for the periods ended December 31, 2004 and 2003, respectively.

Note 12. Income Taxes

Operating loss and carryforwards

At December 31, 2004, the Bank had loss carryforwards of approximately $4.5 million for federal tax purposes. As of December 31, 2003 and 2004, we determined that the future realization of our deferred tax assets was more likely than not. In the event that we subsequently determine that we cannot, or more likely will not, realize the benefit of all or part of our deferred tax asset, an adjustment to establish a deferred tax asset valuation allowance would be charged to income in the period in which such determination is made.

Current and deferred income tax components

The components of income tax expense (benefit) are as follows: (in thousands)

	2004	2003
Current	$—	$—
Deferred	52	(965)

Income tax expense (benefit)	$52	$(965)

Rate Reconciliation

A reconciliation of expected income tax expense (benefit) computed at the statutory federal income tax rate to income tax expense included in the statements of income is as follows: (in thousands)

	2004	2003
Tax expense (benefit) at statutory federal rate	$52	$(965)
Other	—	—

Income tax expense (benefit)	$52	$(965)

Notes to Financial Statements

Note 12. Income Taxes, continued

Deferred Income Tax Analysis

The significant components of net deferred tax assets at December 31 are summarized as follows: (in thousands)

	2004	2003
Deferred tax assets
Allowance for loan losses	$212	$162
Deferred loan fees, net	33	24
Accrued compensation	8	—
Net unrealized losses on securities available for sale	155	127
Net operating loss	1,517	1,622
Contributions	8	16

Deferred tax asset	1,933	1,951

Deferred tax liabilities
Accretion of bond discount	3	1
Depreciation	156	152

Deferred tax liability	159	153

Net deferred tax asset	$1,774	$1,798

Note 13. Commitments and Contingencies

Litigation

In the ordinary course of operations, we expect to be a party to various legal proceedings. Other than as described below, there are no pending or threatened legal proceedings against the Bank.

Litigation involving a check kite that was discovered in 2003, including a related counterclaim, was resolved during the 2004, by agreement of all parties. The Bank incurred a direct pre-tax loss in 2003 of $1.8 million related to the kite and an additional $402 thousand in charged off loans related to the principals involved in this event. Aggregate recoveries by the Bank from all sources in connection with this situation were approximately $940 thousand.

Financial Instruments with Off-Balance-Sheet-Risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments.

Notes to Financial Statements

Note 13. Commitments and Contingencies, continued

Financial Instruments with Off-Balance-Sheet-Risk, continued

A summary of the Bank’s commitments at December 31 is as follows: (in thousands)

	2004	2003
Commitments to extend credit	$9,885	$13,209
Standby letters of credit	2,495	657

	$12,380	$13,866

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. These commitments are made on both a variable and fixed rate basis. Collateral held varies as specified above and is required in instances in which the Bank deems necessary.

Concentrations of Credit Risk

Substantially all of the Bank’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Bank’s market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank’s primary focus is toward consumer and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $1.5 million.

The Bank from time to time has cash and cash equivalents on deposit with financial institutions that exceed federal-insured limits.

Other Commitments

The Bank has entered into employment agreements with certain of its key officers covering duties, salary, benefits, provisions for termination and Bank obligations in the event of merger or acquisition.

Note 14. Regulatory Restrictions

Dividends

The Bank, as a Virginia chartered bank, may pay dividends only out of its retained earnings. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

Notes to Financial Statements

Note 14. Regulatory Restrictions, continued

Capital Requirements

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets, as all those terms are defined in the applicable regulations. As of December 31, 2004 and 2003, the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2004, the most recent notification from the Federal Reserve categorized the Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below.

As of December 1, 2004 the Bank’s capital adequacy rating according to Virginia Bureau of Financial Institutions was a (three) and described as “Less than Satisfactory”. As of December 31, 2004 the Bank’s total risk-based capital, Tier 1 risk based capital, and Tier 1 leverage ratios were 11.23%, 9.97%, and 7.42%, respectively. While these ratios are comparable with the Bank’s peers and would normally classify the Bank as “Well Capitalized”, regulators noted that our deficient earnings performance and asset quality represented a distinct threat to our capital if not remedied.

Notes to Financial Statements

Note 14. Regulatory Restrictions, continued

Capital Requirements, continued

The Bank’s actual capital amounts and ratios are also presented in the following table (in thousands):

	Actual		Minimum For Capital Adequecy Purposes		Minimum To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2004:
Total Capital (to Risk-Weighted Assets) Bank	$9,898	11.23%	$7,054	8.00%	$8,818	10.00%
Tier 1 Capital (to Risk-Weighted Assets) Bank	$8,795	9.97%	$3,527	4.00%	$5,291	6.00%
Tier 1 Capital (to Average Assets) Bank	$8,795	7.42%	$4,743	4.00%	$5,929	5.00%

December 31, 2003:
Total Capital (to Risk-Weighted Assets) Bank	$9,479	13.26%	$5,717	8.00%	$7,147	10.00%
Tier 1 Capital (to Risk-Weighted Assets) Bank	$8,585	12.01%	$2,859	4.00%	$4,288	6.00%
Tier 1 Capital (to Average Assets) Bank	$8,585	8.34%	$4,116	4.00%	$5,145	5.00%

Note 15. Transactions with Related Parties

The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate loan transactions with related parties were as follows: (in thousands)

	2004	2003
Balance, beginning	$2,554	$1,638
New loans	3,755	3,022
Payments	(2,490)	(2,090)
Changes in related parties	(25)	(16)

Balance, ending	$3,794	$2,554

[Larrowe & Company, P.L.C. letterhead]

Independent Auditor’s Report

Board of Directors and Stockholders

Albemarle First Bank

Charlottesville, Virginia

We have audited the balance sheet of Albemarle First Bank as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for the two year period ended December 31, 2004. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Albemarle First Bank at December 31, 2004 and 2003, and the results of their operations and their cash flows for the two year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Larrowe & Company, PLC

Galax, Virginia

February 18, 2005

EXHIBIT 21

Subsidiaries of the Registrant

Name	Type and Jurisdiction of Organization
AFB Insurance, LLC	A Virginia limited liability company

EXHIBIT 31.1

CERTIFICATIONS

I, Thomas M. Boyd, Jr., certify that:

1. I have reviewed this annual report on Form 10-KSB of Albemarle First Bank;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a) designed such disclosure controls and procedures or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5. The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):

(a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: March 28, 2005

/s/ THOMAS M. BOYD, JR.
Thomas M. Boyd, Jr.
President & CEO

EXHIBIT 31.2

CERTIFICATIONS

I, Kenneth J. Potter, certify that:

1. I have reviewed this annual report on Form 10-KSB of Albemarle First Bank;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) for the small business issuer and have:

(a) designed such disclosure controls and procedures or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5. The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):

(a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: March 28, 2005

/s/ KENNETH J. POTTER
Kenneth J. Potter
Vice President & CFO

EXHIBIT 32

Pursuant to § 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350)

The undersigned, as the Chief Executive Officer and Chief Financial Officer of Albemarle First Bank, respectively, certify that the Annual Report on Form 10-KSB for the period ended December 31, 2004, which accompanies this certification fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of Albemarle First Bank at the dates and for the periods indicated. The foregoing certification is made pursuant to § 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350), and no purchaser or seller of securities or any other person shall be entitled to rely upon the foregoing certification for any purpose. The undersigned expressly disclaim any obligation to update the foregoing certification except as required by law.

/s/ THOMAS M. BOYD, JR.
Thomas M. Boyd, Jr., President and Chief Executive Officer

/s/ KENNETH J. POTTER
Kenneth J. Potter, Vice President and Chief Financial Officer

March 28, 2005